Exhibit 99.2

Piedmont Acquires Galleria Office Towers in Dallas

ATLANTA– February 12, 2020 – Piedmont Office Realty Trust (the “Company” or “Piedmont”) (NYSE: PDM) announced today that it has completed the purchase of the “Galleria Office Towers”, three Class-A office towers totalling approximately 1.4 million square feet with associated parking garages, and a 1.9-acre land parcel located at the intersection of the Dallas North Tollway and LBJ Freeway (I-635) in the Lower Tollway submarket of Dallas, TX. Combined with Piedmont’s existing holdings, the acquisition of Galleria Office Towers will increase the Company’s Dallas footprint to 3.6 million square feet, making it Piedmont’s second largest market and resulting in approximately 50% of its portfolio being located in the Sun Belt.

The Galleria is a 3.7 million square foot master-planned, mixed-use development with unmatched connectivity to the DFW Metroplex. The Galleria Office Towers are seamlessly integrated through air-conditioned skybridges into the mixed-use amenity base, including the Galleria Dallas retail destination, encompassing over 30 dining options and 1.5 million square feet of shopping, along with the 448-room Westin Galleria Hotel, creating a vibrant and highly amenitized destination. The office towers are each 24 to 26 stories, range in size between 434,000 and 531,000 square feet, and are 90-100% leased to a roster of high-quality, diverse tenants including Amazon, Ryan LLC, Ansira Partners, Kimley-Horn, and Hospital Corp. of America, among many others.

Commenting on the transaction, C. Brent Smith, Piedmont’s President and Chief Executive Officer said, “The Galleria Office Towers are an excellent strategic fit for our portfolio. They offer immediate scale in one of the most dynamic submarkets in Dallas, while allowing us to expand our current space offerings and capture additional synergies with our existing 2.1 million square foot Dallas portfolio. Like our recent Atlanta acquisitions, this transaction again exemplifies our strategy of aggregating high-quality, amenitized assets in dense, walkable environments which give us the ability to create unique community-building experiences for our tenants. Further, we plan to couple this acquisition with the disposition of one of our larger, mature, non-core assets, 1901 Market Street in Philadelphia, again demonstrating our ability to redeploy sales proceeds accretively into our targeted markets.”

For more information about the transaction, an investment overview presentation has been posted to the Investor Relations section of the Company’s website, Piedmontreit.com, through the link entitled “Galleria Office Towers – Dallas - February 2020.”

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Piedmont:

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 18 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor's (BBB) and Moody's (Baa2). As of December 31, 2019, over 60% of the company’s portfolio was ENERGY STAR certified and approximately 35% was LEED certified. For more information, see www.piedmontreit.com.

Contact: Meredi Lee
Company: Piedmont Office Realty Trust
Phone: 1 770 418 8677
Email: Meredi.Lee@Piedmontreit.com